UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No     )

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[  ] Definitive Proxy Statement

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[x] Soliciting Material Under Rule 14a-12

DREXEL HAMILTON MUTUAL FUNDS

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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MUTUAL FUND PROXY FACT SHEET FOR: DREXEL HAMILTON MUTUAL FUNDS DREXEL HAMILTON CENTRE AMERICAN EQUITY FUND

SPECIAL MEETING IMPORTANT DATES		SPECIAL MEETING LOCATION
Record Date	SEPTEMBER 25, 2013	OFFICES OF SEWARD & KISSEL LLP
Mail Date	OCTOBER 2, 2013	ONE BATTERY PARK PLAZA, GROUND FLOOR
Meeting Date	OCTOBER 31, 2013 @ 11:00AM	NEW YORK, NEW YORK 10004

ADDITIONAL INFORMATION		CONTACT INFORMATION
Ticker Symbol	DHAMX	Inbound Line	1-866-864-7964
Cusip Number	261782106	Website	www.dhipfunds.com

AST Fund Solutions is mentioned on Page 11 of the Proxy Statement.

What are shareholders being asked to vote on?

1.	To approve a new investment advisory agreement between Drexel Hamilton Mutual Funds, on behalf of Drexel Hamilton Centre American Equity Fund and Centre Asset Management, LLC (the “Proposal”)

BOARDS OF TRUSTEES RECOMMENDATION – FOR

PROPOSAL : To approve a new investment advisory agreement between Drexel Hamilton Mutual Funds, on behalf of Drexel Hamilton Centre American Equity Fund and Centre Asset Management, LLC (the “Proposal”)

Why are shareholders being asked to vote on the new Investment Advisory Agreement?

The owners of Drexel Hamilton Investment Partners, LLC, (“DHIP”) the Funds’ previous investment adviser, recently sold their interests in Drexel Hamilton Investment Partners, LLC to Centre Asset Management, LLC (“Centre”). Under the Investment Company Act of 1940 these transactions resulted in a change of control of Drexel Hamilton Investment Partners, LLC, an assignment of the previous investment advisory agreement between Drexel Hamilton Investment Partners, LLC and each Drexel Hamilton Mutual Fund, on behalf of the Funds, and the automatic termination of that agreement. Under the new investment advisory agreements, if approved, Centre will serve as the investment adviser to the Funds.

Who currently serves as investment adviser to the Funds?

Centre currently serves as the investment adviser of the Fund pursuant to an interim investment advisory agreement approved by the Board of Trustees. The Board believes that engaging Centre to serve as investment adviser will maintain stability and continuity for the Fund. Furthermore, James Abate, Managing Director and Chief Investment Officer of Centre, serves as portfolio manager of the Fund currently and is a Trustee of the Trust.

For Internal Distribution Only	Page 1

Will the investment advisory fee increase as a result of the new agreement?

No. The Fund’s investment advisory fee under the new investment advisory agreement will remain the same as the investment advisory fee under the Fund’s previous investment advisory agreement with Drexel Hamilton Investment Partners, LLC.

How will the new investment advisory agreement affect the Fund’s shareholders?

The new investment advisory agreement should have very little effect on shareholders of the Fund. If it takes effect, the new investment advisory agreement would not result in changes to a Fund’s investment objectives or principal investment strategies, and would not cause any increase in the Fund’s investment advisory fee rate. In addition, Centre has agreed to continue the current expense limitation agreement that limits annual Fund expenses.

If approved by shareholders, how long will the new agreement remain in effect?

The new investment advisory agreement would become effective upon shareholder approval, would have an initial term of no more than two (2) years, and thereafter would be subject to annual approval by the Board of Trustees, including a majority of the Independent Trustees

Who is Centre?

Centre has served as sub-adviser to Fund since its inception. Centre, a New York limited liability company, with principal offices at 48 Wall Street, Suite 1100, New York, New York 10005, is an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940. Centre is a fundamentally-driven active asset manager formed in late 2005. Centre had approximately $746 million in assets under management as of June 30, 2013, and offers investment advisory services to U.S. and foreign investment companies and other funds.

THE BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” THE PROPOSAL

VOTING METHODS

PHONE:

To cast your vote by telephone with a proxy specialist, call the toll-free number found on your proxy card. Representatives are available to take your voting instructions Monday through Friday 9:00 a.m. to 10:00 p.m. Eastern Time.

MAIL:	To vote your proxy by mail, check the appropriate voting box on the proxy card, sign and date the card and return it in the enclosed postage-paid envelope.

TOUCH-TONE:	To cast your vote via a touch-tone voting line, call the toll-free number and enter the control number found on your proxy card.

INTERNET:	To vote via the Internet, go to the website on your proxy card and enter the control number found on the proxy card.

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The proxy statement is available online at: www.proxyonline.com/docs/dhamx.pdf

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